Exhibit 10.22

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE (this "Amendment") is made this 15th day of May, 2012, by and between 1332 LONDONTOWN ROAD, LLC, having an address of 222 Courthouse Court, Suite 300, Towson, Maryland 21204 ("Landlord") and GSE SYSTEMS, INC., having at 1332 Londontown Boulevard, Eldersburg, Maryland 21784 (hereinafter "Tenant").
WHEREAS , Landlord and Tenant have previously executed a Lease Agreement dated February 27, 2008 (the "Original Lease"}, and an Amendment to Lease dated May 28, 2008 ("Amendment"), and a Second Amendment to Lease dated July 22, 2012 collectively known as the "Lease" for approximately 40,102 square feet of space (the "Original Premises") on the first and second floors of the building located at 1332 Londontown Boulevard , Eldersburg , Maryland (the "Building") in the business park known as the Londontown Business Center; and
WHEREAS , Landlord and Tenant desire to amend certain terms and provisions of the Lease.
NOW, THEREFORE, WITNESSETH in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows :
1.
Landlord and Tenant have agreed to increase the Original Premises by the addition of approximately 6,674 square feet of space on the first floor of the Building (the "Additional Space"), described as the 'Third Expansion Premises" and shown in further detail as a cross-hatched area on Exhibit A attached hereto and made a part hereof. The Termination Date of the Lease for the Original Premises and the Additional Space shall be the same as set forth in the Lease.

2.
.Landlord and Tenant have agreed to decrease a portion of the Second Expansion Premises by 3,334 square feet of space on the first floor of the Building (the "Terminated Space"), and shown in further detail as a cross-hatched area on Exhibit B Attached hereto and made part hereof. The Third Expansion Space, together with the Original Premises, and less the Teminated Space shall be deemed to be the Premises under the Lease as of May 15, 2012.

3.	The Base Rent for the Premises shall be:

June 1, 2012 - July 31, 2012
August 1, 2012 - April 30, 2013
May 1, 2013 - July 31, 2013
August 1, 2013 - July 31, 2014
August 1, 2014 - July 31, 2015
August 1, 2015 - July 31, 2016
August 1, 2016 - July 31, 2017
August 1, 2017 - June 30, 2018
$38,875.75 per month
$40,079.14 per month
$41,329.14 per month
$42,569.01 per month
$43,846.09 per month
$45,161.47 per month
$46,516.31 per month
$47,911.80 per month

4.	Tenant shall accept the Third Expansion Premises in their "as is" condition as of May 15, 2012.
5.
Tenant's Pro Rata Share of Operating Costs, Real Estate Taxes and Water and Sewer Charges shall increase to eleven point ninety-six percent (11.96%) and Tenant's Pro Rata Share of Building Heating Fuel Charges shall increase to sixteen point eighty seven percent (16.87%), effective on June 1, 2012 and throughout the Term of the Lease.

6.	Except as set forth in this Third Amendment, the provisions of the Lease shall remain unmodified and in full force and effect.

WITNESS the hand and seal of Landlord, and the hand of Tenant, and their respective corporate seals hereto affixed the day and year first above written.

WITNESS:1332 LONDONTOWN ROAD, LLC

___________________By: ___/s/ David Lipson _____(SEAL)
David Lipson
Authorized Signatory

WITNESS/ATTEST:

GSE SYSTEMS, INC.

___/s/ Pamela G. Schlachter_______By: __/s/ Jeffery G. Hough_____(SEAL)
Notary PublicJeffery G. Hough
Chief Financial Officer